77C
Legg Mason Partners Income Trust:
Western Asset Global High Yield Bond Portfolio
Western Asset Emerging Market Portfolio

Results of a Special Meeting of Shareholders
On January 12, 2007, a Special Meeting of Shareholders was held to vote at a trust level onvarious proposals recently approved by the Funds? Board Members. The following table provides the number of votes cast for or withheld, as well as the number of abstentions as to the following proposal: (1) Election of Board Members.

1. Election of Board Members?
Authority

Nominees Votes 		For Withheld 	Abstentions
Elliot J. Berv 		10,562,757.375 	239,950.000 0.000
A. Benton Cocanougher 	10,550,570.375 	252,137.000 0.000
Jane F. Dasher 		10,550,097.375 	252,610.000 0.000
Mark T. Finn 		10,575,219.375 	227,488.000 0.000
Rainer Greeven 		10,548,304.375 	254,403.000 0.000
Stephen Randolph Gross 	10,554,553.375 	248,154.000 0.000
Richard E. Hanson, Jr. 	10,559,472.375 	243,235.000 0.000
Diana R. Harrington 	10,563,218.375 	239,489.000 0.000
Susan M. Heilbron 	10,559,756.375 	242,951.000 0.000
Susan B. Kerley 		10,564,266.375 	238,441.000 0.000
Alan G. Merten 		10,575,219.375 	227,488.000 0.000
R. Richardson Pettit 	10,553,518.375 	249,189.000 0.000
R. Jay Gerken, CFA 	10,547,242.375 	255,465.000 0.000
+ Board Members are elected by the shareholders of all of the series of the Trust of which the fund is a series.

On January 12, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Funds? Board Members. The following tables provide the number of votes cast for, against, as well as the number of abstentionsand broker non-votes as to the following proposal:
(1) Revise, Remove and Convert Fundamental Investment Policies.

1. Revise, Remove and Convert Fundamental Investment Policies

       Votes				Broker
Items Voted On 	Votes For 		Against    Abstentions 	Non-Votes
Western Asset Global High Yield Bond Portfolio
Revise:
Borrowing Money 	6,619,549.714 	374,317.000 265,204.000 861,387.000
Underwriting 	6,611,302.714 	362,089.000 285,679.000 861,387.000
Lending 		6,597,951.714 	385,936.000 275,183.000 861,387.000
Issuing Senior Securities
       6,643,777.714 	339,102.000 276,191.000 861,387.000
Real Estate 	6,611,826.714 	368,030.000 279,214.000 861,387.000
Commodities 	6,618,648.714 	354,834.000 285,588.000 861,387.000
Concentration 	6,545,958.714 	405,916.000 307,196.000 861,387.000
Remove:
Diversification 	6,532,331.714 	459,592.000 267,147.000 861,387.000
Purchasing securities on margin
       6,532,331.714 4	59,592.000 	267,147.000 861,387.000
Investment in other
Investment Companies
        6,621,821.714 	417,006.000 220,246.000 861,387.000
Convert:
Investment Objective
From Fundamental to
Non-Fundamental 	6,488,514.714 	511,415.000 259,141.000 861,387.000



55
       Votes 			Broker
Items Voted On 	Votes For 	Against 	Abstentions Non-Votes
Western Asset Emerging Markets Debt Portfolio
Revise:
Borrowing Money 	2,654,125.661 0.000 	0.000 	28,124.000
Underwriting 	2,654,125.661 0.000 	0.000 	28,124.000
Lending 		2,654,125.661 0.000 	0.000 	28,124.000
Issuing Senior Securities
       2,654,125.661 0.000 	0.000 	28,124.000
Real Estate 	2,654,125.661 0.000	0.000 	28,124.000
Commodities 	2,654,125.661 0.000 	0.000 	28,124.000
Concentration 	2,654,125.661 0.000 	0.000 	28,124.000
Remove:
Purchasing securities on margin
       2,654,125.661 0.000 	0.000 	28,124.000
Investment in other
Investment Companies
       2,654,125.661 0.000 	0.000 	28,124.000
Convert:
Investment Objective
From Fundamental to
Non-Fundamental 	2,654,125.661 0.000 	0.000 	28,124.000